Exhibit 6.7

MODIFICATION AGREEMENT (SBA)

WELLS FARGO BANK, National Association, (“Lender”) has extended credit (the “Loan”) to THE GOOD EARTH ORGANICS SUPPLY LLC (individually and collectively “Borrower”) pursuant to a promissory note, loan or credit agreement, confirmation letter and disclosure, or other evidence of debt dated July 12, 2016,, as amended from time to time, in the original principal amount of $350,000.00 (the “Note”).revolving line of credit with a current outstanding balance of $200,000.00.

The Note and any loan agreements, guaranties, subordinations, deeds of trust, mortgages, security agreements and any other instruments and documents executed in connection therewith, together with any previous modifications to any of these instruments or documents, shall be referred to as the “Loan Documents.” This Modification Agreement (this “Modification”) constitutes an amendment of the Note and is not intended to be, and shall not be deemed to constitute, a novation thereof.

Lender, Borrower, and any other parties signing this Modification (the “Parties”) have agreed to certain changes in the terms and conditions set forth in the Loan Documents and have agreed to amend the Loan Documents to reflect said changes, as set forth herein. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

The maturity date of the Note is hereby modified to be November 09, 2020, with the understanding that scheduled monthly interest payments shall continue to be due until the new maturity date, at which time all unpaid principal, accrued interest, and any other unpaid amounts shall be due and payable in full.

The maximum principal amount of the Note is hereby reduced to $250,000.00 this amount is the maximum amount that will be available for funding under the line of credit evidenced by the Note (the “Credit Limit”). If the current balance of the Note exceeds this amount, the excess amount outstanding is due and payable immediately. Borrower agrees not to request an advance if it would result in the violation of any applicable loan condition or covenant. However, Lender may in its discretion allow Borrower to request and receive advances even if applicable loan conditions are not satisfied, and/or the advance results in violation of loan agreements or covenants, and even though the advance may cause the principal balance to exceed the Credit Limit. In such cases, Lender shall not be deemed to have waived such loan conditions, requirements or covenants, and Lender may strictly enforce all such loan conditions, requirements and covenants at any time in its discretion. If at any time the outstanding balance of the Note should exceed the Credit Limit, then Borrower shall immediately make a payment in an amount sufficient to reduce the principal balance to an amount which does not exceed the Credit Limit applicable at that time. This provision shall not be construed to limit the right of Lender to advance funds at Borrower’s expense to protect or preserve collateral or otherwise act pursuant to applicable terms of the Loan Documents.

APPLICATION OF PAYMENTS. Each payment made on this Note shall be credited first to any interest then due, then to the outstanding principal balance, and then to any late charges, fees or other amounts due.

The effective date of the modifications set forth herein shall be November 4, 2019.

Except as specifically provided herein, all terms and conditions of the Loan Documents (as modified by any previous written agreements) remain in full force and effect, without waiver or modification, and are hereby ratified and confirmed as valid and enforceable in all respects. To the extent of any conflict between the terms of this Modification and the terms of any Loan Documents, the terms of this Modification shall control. All terms defined in the Loan Documents shall have the same meaning when used in this Modification. Each undersigned Borrower, whether or not presently liable for payment of the indebtedness, hereby ratifies and confirms his/her/its respective liability for payment of same and agrees to pay same in the capacity stated.

Borrower certifies that as of the date of this Modification there exists no event of default under the loan, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such event of default, other than those which Borrower has reported to Lender. Borrower further certifies that, notwithstanding the modifications set forth herein, any and all the real property securing the loan shall remain subject to the lien, charge or encumbrance of the deed of trust, mortgage or other document pursuant to which such lien, charge or encumbrance is created, and nothing contained herein or done pursuant hereto shall affect or be construed to affect the priority of the lien, charge or encumbrance of any such deed of trust, mortgage or other document over any other liens, charges or encumbrances.

COLLATERAL EXCLUSIONS. No deed of trust, mortgage, security deed, or similar real estate collateral agreement (“Lien Document”), nor any personal property security agreement (“Security Agreement”), shall secure the Loan unless such Lien Document or Security

Agreement specifically describes the Credit Instrument as a part of the indebtedness secured thereby. As used herein, the Credit Instrument means either (i) the Note or this Modification or (ii) a promissory note, Confirmation Letter or other evidence of indebtedness which has been modified, renewed or extended in whole or in part by this Modification. This exclusion shall apply notwithstanding the fact that such Lien Document or Security Agreement may appear to secure the Loan by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations.

SUPPLEMENTAL PROVISIONS CONCERNING CROSS-COLLATERALIZATION AND PERSONAL PROPERTY. Notwithstanding anything to the contrary in any Lien Document which specifically describes the Credit Instrument as a part of the indebtedness secured thereby, (1) any cross-collateralization provision and any other provisions contained therein expanding the scope of the secured obligations beyond the Secured Debt, any related “swap agreements” (as defined in 11 U.S.C. Section 101), and obligations to protect and preserve collateral, shall have no force or effect, and (2) any lien or security interest granted in such Lien Document upon personal property shall not include any items of personal property located in a Covered Structure unless all applicable requirements of the Act, if any, have been satisfied with respect to such items of personal property. As used herein, “Secured Debt” means the Loan and any other notes or agreements evidencing indebtedness specifically described or listed in and expressly secured by any such Lien Document(s) and modifications, renewals, and extensions of such notes and agreements, and “Covered Structure” means a building or mobile home as defined in the National Flood Insurance Act (as amended) and its implementing regulations (collectively, the “Act”) located in an area designated by the Administrator of the Federal Emergency Management Agency as a special flood hazard area which requires flood insurance pursuant to the terms of the Act.

ACCOUNTING CHANGES. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Related Documents, Borrower and Lender shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Lender a written reconciliation in form and substance reasonably satisfactory to Lender, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

Document Delivery and Electronic Transmission of Documents. Each party or person signing this agreement (referred to in this paragraph as “you”) agrees that Lender may, in its sole discretion, rely upon any document, report, financial statement, tax return, agreement or other communication (“Document”) physically delivered to Lender by mail, hand delivery or delivery service which Lender in good faith believed was sent by you or any of your representatives or employees. Similarly, Lender may, in its sole discretion, rely upon any Document sent by email, facsimile or other electronic means to Lender which Lender in good faith believed was sent by you or any of your representatives or employees. Lender may treat the Document as genuine and authorized to the same extent as if it was an original document validly executed or authenticated as genuine by you. Lender may from time to time in its sole discretion reject any such Document and require a signed original, or require you to provide acceptable authentication of any such Document before accepting or relying on same. You understand and acknowledge that there is a risk that Documents sent by electronic means may be viewed or received by unauthorized persons, and you agree that by sending Documents by electronic means, you shall be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

Facsimile and Counterpart. This document may be signed in any number of separate copies, each of which shall be effective as an original, but all of which taken together shall constitute a single document. An electronic transmission or other facsimile of this document or any signed document shall be deemed an original and shall be admissible as evidence of the document and the signer's execution.

Release of Claims. The parties signing this agreement (each an “Obligor” and collectively, “Obligors”) each hereby expressly waive, release and absolutely and forever discharge Lender and Wells Fargo & Company and their present and former shareholders, directors, officers, employees, attorneys, insurers, and agents, and their heirs, personal representatives, successors and assigns, from any and all liabilities, claims, demands, actions and causes of action, whether known or unknown, liquidated or unliquidated, and whether contingent or matured, direct or indirect, that Obligors, or any of them may now have or have had prior to the date hereof, or that may hereafter arise with respect to acts, omissions or events occurring prior to the date hereof, arising out of, or in any way connected with, the Loan, the loan documents, any “swap agreement” (as defined in 11 U.S.C. Section 101) between any Obligor and Lender, or any banking product or service that is associated with the Loan or any Obligor’s lending relationship with Lender.

Waiver of Section 1542 [applicable if Loan is governed by California law or any Obligor is located in California]. Each Obligor understands and acknowledges that there is a risk that after this agreement is executed, one or more of them will discover facts, or will discover, suffer or incur actions, claims, debts, liabilities, demands, obligations, costs, expenses, attorney's fees, actions or causes of action (collectively, “Claims”), which were unknown or unsuspected at the time this agreement was executed, which if known or suspected by such Obligor might have materially affected its decision to agree to the acknowledgements, agreements, covenants and releases contained in this agreement(such unknown or unsuspected Claims, collectively, “Unknown Claims”). Notwithstanding that understanding, EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT EACH (A) HEREBY ASSUMES THE RISK OF AND UNCONDITIONALLY AND IRREVOCABLY RELEASES ALL CLAIMS AND UNKNOWN CLAIMS, AND (B) IN CONNECTION THEREWITH, UNCONDITIONALLY

AND IRREVOCABLY WAIVES ALL RIGHTS AND DEFENSES THAT IT MAY HAVE BASED UPON OR ARISING UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

Final Agreement. The persons and entities signing below ("Party", or collectively, the "Parties") acknowledge and agree that each Party's execution of this Agreement constitutes acknowledgment that such Party (i) agrees that there are no oral agreements relating to this Loan, (ii) agrees that agreements will be binding upon Lender only if in writing and signed by Lender, and (iii) acknowledges receipt of the following Notice, and to the fullest extent allowed by law, agrees to be bound by the terms of this Agreement and this Notice:

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THIS LOAN CONSTITUTE A WRITTEN LOAN

AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS LOAN.

Arbitration - Binding Arbitration. Lender and each party to this agreement hereby agree, upon demand by any party, to submit any Dispute to binding arbitration in accordance with the terms of this Arbitration Program. Arbitration may be demanded before the institution of a judicial proceeding, or during a judicial proceeding, but not more than 60 days after service of a complaint, third party complaint, cross-claim, or any answer thereto, or any amendment to any of such pleadings. A "Dispute" shall include any dispute, claim or controversy of any kind, whether in contract or in tort, legal or equitable, now existing or hereafter arising, relating in any way to any aspect of this agreement, or any related note, instrument or agreement incorporating this Arbitration Program (the "Documents"), or any renewal, extension, modification or refinancing of any indebtedness or obligation relating thereto, including without limitation, their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination, or any request for additional credit. This provision is a material inducement for the parties entering into the transactions relating to this Agreement. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court; the party’s failure to do so shall result in that party’s right to demand arbitration being automatically terminated with respect to such Dispute. DISPUTES SUBMITTED TO ARBITRATION ARE NOT RESOLVED IN COURT BY A JUDGE OR JURY. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY

MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARBITRATED PURSUANT TO THIS ARBITRATION PROGRAM.

A.        Governing Rules. Any arbitration proceeding will (i) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (ii) be conducted by the American Arbitration Association ("AAA"), or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs, in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes are referred to herein, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Arbitration proceedings hereunder shall be conducted at a location mutually agreeable to the parties, or if they cannot agree, then at a location selected by the AAA in the state of the applicable substantive law primarily governing the Note.

Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute. The arbitrator shall award all costs and expenses of the arbitration proceeding.

B.        No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any Dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

C.        Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any Dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Every arbitrator shall be a neutral practicing attorney or a retired member of the state or federal judiciary, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the Dispute. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all Disputes in accordance with the applicable substantive law and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the applicable state rules of civil procedure, or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

D.        Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the Dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

E.        Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

F.        Small Claims Court. Any party may require that a Dispute be resolved in Small Claims Court if the Dispute and related claims are fully within that court’s jurisdiction.

G.          Real Property Collateral. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property and the Dispute is governed by the laws of California, Connecticut, Idaho, Kansas, Montana, Nevada, South Dakota, Virginia or Utah, unless any conditions for arbitration that may be set forth in the mortgage or deed of trust are satisfied; if any such Disputes are not referred to arbitration, then any provision in such mortgage or deed of trust providing for referral of Disputes to a referee or master under the laws of California, Connecticut, Idaho, Kansas, Montana, Nevada, South Dakota, Virginia or Utah shall be applicable to such Disputes.

H.          State Specific Provisions:

If Delaware. Pennsylvania or Virginia law governs the Dispute, the following provision is applicable if there is a Confession of Judgment in any note, guaranty or other Documents subject to this Arbitration Program: Confession of Judgment. Notwithstanding anything herein to the contrary, the arbitration requirement does not limit or preclude the right of Lender to confess judgment pursuant to a warrant of attorney provision set forth in any note, guaranty or other Documents. No party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to (i) strike-off or open a judgment obtained by confession pursuant to a warrant of attorney contained in any note, guaranty or other Documents, or (ii) challenge the waiver of a right to prior notice and a hearing before judgment is entered, or after judgment is entered, but before execution upon the judgment. Any claims, disputes or controversies challenging the confession of judgment shall be commenced and prosecuted in accordance with the procedures set forth, and in the forum specified by the applicable state rules of civil procedure or other applicable law.

If Maryland law governs the Dispute, the following provision is applicable if there is a Confession of Judgment in any note, guaranty or other Documents subject to this Arbitration Program: Confession of Judgment. Notwithstanding anything herein to the contrary, the arbitration requirement does not limit or preclude the right of Lender to confess judgment, and no party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to open a judgment obtained by confession. Nothing herein, including the arbitration requirement, shall limit the right of any party to foreclose judicially or non-judicially against any real or personal property collateral, or exercise judicial or non-judicial power of sale rights. No provision regarding submission to a jurisdiction and/or venue in any court or the waiver of any right to trial by jury is intended or shall be construed to be in derogation of the provisions for arbitration of any dispute. Any claim or counterclaim or defense raised in connection with Lender’s exercise of any rights set forth in any note, guaranty or other Documents subject to this Arbitration Program shall be subject to the arbitration requirement.

If South Carolina law governs the Dispute, the following provision is included: WAIVER OF JURY TRIAL. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO ARBITRATE ANY DISPUTE AS SET FORTH IN THIS AGREEMENT, TO THE EXTENT ANY DISPUTE IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, LENDER AND EACH PARTY TO THIS AGREEMENT WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH DISPUTE AND ANY ACTION ON SUCH DISPUTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY LENDER AND EACH PARTY, AND LENDER AND EACH PARTY HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. LENDER AND EACH PARTY TO THIS AGREEMENT ARE EACH HEREBY AUTHORIZED TO FILE

A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

I. Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceedings within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the Dispute shall control. This arbitration provision shall survive the repayment of the Note and the termination, amendment or expiration of any of the Documents or any relationship between the parties.

SBA REGULATIONS. The Loan was made under a United States Small Business Administration (SBA) nationwide program which uses tax dollars to assist small business owners. If the United States is seeking to enforce the Note or any rights relating to the Loan, then under SBA regulations: a) When SBA is the holder of the Note, this Modification and all documents evidencing or securing the Loan will be construed in accordance with federal law; and b) Lender or SBA may use local or state procedures for purposes such as filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using these procedures, SBA does not waive any federal immunity from local or state control, penalty, tax or liability. No Borrower or Guarantor may claim or assert against SBA any local or state law to deny any obligation of Borrower, or defeat any claim of SBA with respect to the Loan. Any clause in this Modification requiring arbitration is not enforceable when SBA is the holder of the Note secured by this Modification.

IN WITNESS WHEREOF, the parties, intending to be legally bound, hereto have caused this Modification to be executed as of November 4, 2019.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:  /s/ Mary Conley
Name: Mary Conley
Title: Loan Adjustor

BORROWER:

THE GOOD EARTH ORGANICS SUPPLY LLC

By:  /s/ Timothy J Clark
Name: Timothy J Clark
Title: Manager

GUARANTOR:

The undersigned guarantors and/or grantors, having executed a guaranty or other Loan Document relating to the Loan, are joining in the execution of this Modification Agreement to indicate their consent and agreement to its terms and provisions, and to reaffirm and ratify the terms of such guaranty or other Loan Document, agreeing that they remain valid and effective in accordance with their terms (as amended if applicable), and continue to apply with respect to this Loan.

GUARANTOR:

Timothy J. Clark

By:  /s/ Timothy J. Clark
Name: Timothy J. Clark

Nelson Trucking Partners LLC

By:  /s/ Timothy J. Clark
Name: Timothy J. Clark
Title: Manager

VVD PARTNERS LLC

By:  /s/ Timothy J. Clark
Name: Timothy J. Clark
Title: Manager

GRANTOR:

The undersigned grantors, having executed Loan Documents relating to the Loan, are joining in the execution of this Modification Agreement to indicate their consent and agreement to its terms and provisions, and to reaffirm and ratify the terms of such Loan Documents, agreeing that they remain valid and effective in accordance with their terms (as amended if applicable), and continue to apply with respect to this Loan.

THE GOOD EARTH ORGANICS SUPPLY LLC

By: /s/ Timothy J. Clark
Name: Timothy J. Clark
Title: Manager

App ID 1345553114
Obligor 5469207029
Obligation 34/42
Processor Initials JAM